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                          GRC INTERNATIONAL INC. LOGO

                                                               February 22, 2000

To Our Stockholders:

     We are pleased to inform you that on February 14, 2000, GRC International, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with AT&T Corp. ("AT&T") and LMN Corporation, a wholly owned subsidiary of AT&T ("Purchaser"), pursuant to which Purchaser has commenced a tender offer (the "Offer") to purchase all of the outstanding shares of the Company's common stock, par value $0.10 per share (the "Shares"), for a cash price of $15.00 per Share. The Offer is conditioned upon, among other things, the tender of more than a majority of the number of Shares outstanding (assuming the exercise of all outstanding options and warrants). The Merger Agreement provides that following consummation of the Offer, Purchaser will be merged (the "Merger") with and into the Company and those Shares that are not acquired in the Offer will be converted into the right to receive $15.00 per Share in cash.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors considered many factors, as described in the accompanying Schedule 14D-9, including the written opinion of the Company's financial advisor, Banc of America Securities LLC ("Banc of America Securities"), that, as of the date of the opinion, the per share amount to be received by the stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view. A copy of Banc of America Securities' written opinion, which sets forth the assumptions made, procedures followed and matters considered in rendering its opinion, and the qualifications and limitations on the opinion is attached to the Schedule 14D-9 as Schedule I. You should read the opinion carefully and in its entirety.

     The accompanying Offer to Purchase and related Letter of Transmittal set forth all of the terms of the Offer. Additionally, the enclosed Schedule 14D-9 sets forth additional information regarding the Offer and the Merger relevant to making an informed decision. We urge you to read these materials carefully and in their entirety.

                                          Very truly yours,

                                          Joseph R. Wright, Jr.
                                          Chairman of the Board